Exhibit 99
NEWS

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Media Contact:    Laura Gillig
                  404.506.5333 or 866.506.5333
                  media@southerncompany.com
                  www.southerncompany.com
                                                               March 28, 2002


             Southern Company appoints Deloitte & Touche as auditor

ATLANTA - Southern Company (NYSE: SO) today announced that its Board of Directors has appointed Deloitte & Touche LLP as the company's independent auditor for 2002. Deloitte & Touche will replace Arthur Andersen LLP as the independent auditor for the company.

The appointment of Deloitte & Touche was made by the Board of Directors on the recommendation of its Audit Committee and concludes an evaluation process that occurs annually.

"The board's decision to select Deloitte was influenced by the depth of that firm's experience in the energy industry and the quality of the audit team that will be dedicated to Southern Company going forward," said Gale Klappa, Southern Company's chief financial officer.

The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles, practices or financial disclosure. During its long tenure as the company's independent auditor, Arthur Andersen provided quality service and demonstrated a high level of professionalism, Klappa added.

With nearly four million customers and more than 34,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier super-regional energy company in the Southeast and a leading U.S. producer of electricity. Southern Company owns five electric utilities, a fast-growing competitive generation company and an energy services business, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and retail electric prices that are 15 percent below the national average. Southern Company has been named No. 1 on Fortune magazine's 2002 "Most Admired Company" list in the Electric and Gas Utility industry. Southern Company has more than 500,000 shareholders, making its common stock one of the most widely held in the United States. Visit the Southern Company Web site at www.southerncompany.com.

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